EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Lear Contact:
Mel Stephens
(248) 447-1624
Lear Streamlines Organization Structure;
Bob Rossiter Will Lead Global Business Units
     Southfield, Mich., August 14, 2007 — Lear Corporation [NYSE: LEA] today announced a further streamlining of its organization structure, with chairman and CEO Bob Rossiter assuming direct control of Lear’s global business units and the additional position of president, effective immediately. Concurrently, Doug DelGrosso has reached a mutual agreement with the company to pursue other opportunities.
     “With the divestiture of our global Interior business now complete, we are turning our full attention to further strengthening and growing our core seating, electrical and electronics businesses”, commented Bob Rossiter, Lear Chairman, CEO and President. “Lear has made significant progress on our global restructuring initiative and in further diversifying our sales, but there is more work to be done. I take ultimate responsibility for Lear’s success or failure. In this regard, I now believe it makes sense for me to assume control of the day-to-day operations to shorten the lines of communication and speed up the decision making.”
     In conjunction with the organizational change, Lear’s Board intends to offer a new three-year employment agreement to Rossiter. In addition, vice chairman and CFO Jim Vandenberghe has agreed to remain with the company through 2008. Daniel Ninivaggi, executive vice president and general counsel will continue to oversee the company’s corporate functions, including strategic planning, corporate development and treasury.
     “Lear is a great company. We have the best team in the industry. Despite the challenges in the auto sector, we are financially strong and we are making solid progress on operating priorities. We also are implementing the actions necessary for Lear to remain competitive well into the future. I am committed to working with the Lear team to execute our aggressive strategic plan focused on delivering the highest quality products and services to our customers and best possible returns to our shareholders. I look forward to taking the company to the next level,” Rossiter added.
     “On behalf of the entire Lear team, I want to thank Doug DelGrosso for his commitment, leadership and many accomplishments at Lear during his long tenure here,” concluded Rossiter. “We wish him the very best in the future.”

     Lear Corporation is one of the world’s largest suppliers of automotive seating systems, electrical distribution systems and electronics products. The company’s world-class products are designed, engineered and manufactured by a diverse team of more than 90,000 employees at 236 locations in 33 countries. Lear’s headquarters are in Southfield, Michigan, and Lear is traded on the New York Stock Exchange under the symbol [LEA]. Further information about Lear is available on the Internet at http://www.lear.com.
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